NEWS RELEASE

OLD REPUBLIC REPORTS RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2025

CHICAGO – October 23, 2025 – Old Republic International Corporation (NYSE: ORI) today reported the following results for the third quarter 2025:

•Net income of $279.5 million, compared to $338.9 million last year.
•Net income excluding investment gains (losses) (net operating income) of $196.7 million, compared to $182.7 million last year.
•Net operating income per diluted share of $0.78, compared to $0.71 last year.
•Consolidated net premiums and fees earned of $2.1 billion, an increase of 8.1% over last year.
•Net investment income of $182.6 million, an increase of 6.7% over last year.
•Consolidated combined ratio of 95.3%, compared to 95.0% last year.
•Favorable loss reserve development of 2.5 points, compared to 1.3 points last year.
•Book value per share of $26.19, inclusive of cash dividends declared, up 18.5% since year-end 2024.
•Annualized operating return on equity of 14.4%.
•Total capital returned to shareholders of $115 million.

Dollar amounts (other than per share amounts) are presented in millions, except as otherwise indicated.

OVERALL RESULTS ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net income	$279.5	$338.9		$729.0	$747.6
Net of tax investment gains	82.7	156.1		121.3	177.6
Net income excluding investment gains	$196.7	$182.7	7.7%	$607.7	$570.0	6.6%

Combined ratio	95.3%	95.0%		94.2%	94.3%

PER DILUTED SHARE ATTRIBUTABLE TO SHAREHOLDERS

	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net income	$1.11	$1.32		$2.91	$2.81
Net of tax investment gains	0.33	0.61		0.49	0.67
Net income excluding investment gains	$0.78	$0.71	9.9%	$2.42	$2.14	13.1%

SHAREHOLDERS' EQUITY (BOOK VALUE)

		Sep. 30,	Dec. 31,
		2025	2024	% Change
Total		$6,422.8	$5,618.9	14.3%
Per common share		$26.19	$22.84	14.7%

Old Republic International Corporation

Old Republic's business is managed for the long run. In this context, management's key objectives are to achieve highly profitable operating results over the long term, and to ensure balance sheet strength for the insurance underwriting subsidiaries' obligations. Although Generally Accepted Accounting Principles (GAAP) uses net income as the measure of total profitability, management uses net income excluding net investment gains (losses) (net operating income), a non-GAAP financial measure, in its evaluation of periodic and long-term results.

In management's opinion, excluding investment gains (losses) from income provides a better way to analyze, evaluate, and establish accountability for the results of the insurance operations. The inclusion of realized investment gains (losses) in net income can mask trends in operating results because such realizations are often highly discretionary. Similarly, the inclusion of unrealized investment gains (losses) in equity securities can further distort such operating results with significant period-to-period fluctuations that are unrelated to the insurance operations. Net operating income, however, does not replace GAAP net income as a measure of total profitability.

FINANCIAL HIGHLIGHTS
	Quarters Ended September 30,			Nine Months Ended September 30,
SUMMARY INCOME STATEMENTS:	2025	2024	% Change	2025	2024	% Change
Revenues:
Net premiums and fees earned	$2,086.2	$1,929.2	8.1%	$5,922.0	$5,369.3	10.3%
Net investment income	182.6	171.0	6.7	524.9	502.7	4.4
Other income	50.7	43.7	15.8	147.5	133.0	10.9
Total operating revenues	2,319.6	2,144.0	8.2	6,594.5	6,005.1	9.8
Net investment gains (losses):
Realized from actual transactions and
impairments	(6.0)	(13.1)		28.9	113.1
Unrealized from changes in fair value of
equity securities	110.7	210.8		123.4	111.1
Total net investment gains	104.7	197.7		152.4	224.3
Total revenues	2,424.3	2,341.7		6,746.9	6,229.4
Operating expenses:
Loss and loss adjustment expenses	856.9	816.0	5.0	2,465.3	2,255.0	9.3
Underwriting, acquisition, and other expenses	1,197.0	1,077.4	11.1	3,307.8	2,975.2	11.2
Interest and other expenses	17.3	21.3	(18.4)	52.9	60.0	(11.9)
Total expenses	2,071.3	1,914.8	8.2%	5,826.0	5,290.4	10.1%
Pretax income	352.9	426.9		920.9	939.0
Income taxes	72.8	88.0		186.1	191.4
Total net income	280.1	338.9		734.7	747.6
Net income attributable to noncontrolling interests	0.5	—		5.6	—
Net income attributable to shareholders	$279.5	$338.9		$729.0	$747.6

COMMON STOCK STATISTICS:
Components of net income per share:
Basic net income excluding investment gains (losses)	$0.80	$0.73	9.6%	$2.48	$2.18	13.8%
Net investment gains (losses):
Realized investment gains (losses)	(0.02)	(0.04)		0.09	0.34
Unrealized from changes in fair value of
equity securities	0.36	0.66		0.41	0.34
Basic net income	$1.14	$1.35		$2.98	$2.86

Diluted net income excluding investment gains (losses)	$0.78	$0.71	9.9%	$2.42	$2.14	13.1%
Net investment gains (losses):
Realized investment gains (losses)	(0.02)	(0.04)		0.09	0.34
Unrealized from changes in fair value of
equity securities	0.35	0.65		0.40	0.33
Diluted net income	$1.11	$1.32		$2.91	$2.81

Cash dividends declared on common stock	$0.290	$0.265	9.4%	$0.870	$0.795	9.4%

Old Republic International Corporation

The information presented in the following table highlights the most meaningful indicators of Old Republic's segmented and consolidated financial performance. The information underscores the performance of the Company's insurance underwriting subsidiaries, as well as the sound investment of their capital and underwriting cash flows.

Sources of Consolidated Income
	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net premiums and fees earned:
Specialty Insurance	$1,316.8	$1,218.5	8.1%	$3,845.0	$3,439.8	11.8%
Title Insurance	767.0	708.5	8.3	2,070.0	1,917.4	8.0
Corporate & Other	2.3	2.1	8.8	6.9	12.0	(42.5)
Consolidated	$2,086.2	$1,929.2	8.1%	$5,922.0	$5,369.3	10.3%

Underwriting income (loss): (a)
Specialty Insurance	$69.2	$72.1	(4.1)%	$315.3	$263.1	19.9%
Title Insurance	27.8	23.8	16.7	22.5	40.6	(44.4)
Corporate & Other	(14.0)	(16.5)	14.9	(41.4)	(31.6)	(30.9)
Consolidated	$83.0	$79.4	4.4%	$296.4	$272.0	9.0%

Consolidated combined ratio:
Loss ratio:
Current year	43.6%	43.6%		44.0%	43.9%
Prior years	(2.5)	(1.3)		(2.4)	(1.9)
Total	41.1	42.3		41.6	42.0
Expense ratio	54.2	52.7		52.6	52.3
Combined ratio	95.3%	95.0%		94.2%	94.3%

Net investment income:
Specialty Insurance	$154.6	$139.9	10.5%	$454.6	$403.9	12.5%
Title Insurance	17.6	15.9	10.7	51.7	47.1	9.7
Corporate & Other	10.3	15.2	(32.3)	18.5	51.6	(64.1)
Consolidated	$182.6	$171.0	6.7%	$524.9	$502.7	4.4%

Interest and other expenses (income):
Specialty Insurance	$16.1	$14.7		$48.3	$46.7
Title Insurance	(0.2)	(0.4)		(0.1)	(0.9)
Corporate & Other (b)	1.5	6.9		4.7	14.1
Consolidated	$17.3	$21.3	(18.4)%	$52.9	$60.0	(11.9)%

Pretax income excluding investment gains (losses):
Specialty Insurance	$207.7	$197.3	5.3%	$721.7	$620.3	16.3%
Title Insurance	45.7	40.2	13.7	74.4	88.6	(16.1)
Corporate & Other	(5.2)	(8.3)	36.4	(27.6)	5.7	N/M
Consolidated	248.2	229.2	8.3%	768.4	714.7	7.5%
Income taxes	50.8	46.4		155.0	144.7
Net income excluding investment
gains (losses)	197.3	182.7	8.0%	613.4	570.0	7.6%
Consolidated pretax investment gains (losses):
Realized from actual transactions
and impairments	(6.0)	(13.1)		28.9	113.1
Unrealized from changes in
fair value of equity securities	110.7	210.8		123.4	111.1
Total	104.7	197.7		152.4	224.3
Income taxes	21.9	41.5		31.1	46.7
Net of tax investment gains (losses)	82.7	156.1		121.3	177.6
Total net income	280.1	338.9		734.7	747.6
Net income attributable to
noncontrolling interests	0.5	—		5.6	—
Net income attributable to shareholders	$279.5	$338.9		$729.0	$747.6

(a) Includes related services.
(b) Includes consolidation/elimination entries.

Old Republic International Corporation

Specialty Insurance Segment Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net premiums written	$1,481.1	$1,386.1	6.9%	$4,114.3	$3,790.5	8.5%
Net premiums earned	1,316.8	1,218.5	8.1	3,845.0	3,439.8	11.8
Net investment income	154.6	139.9	10.5	454.6	403.9	12.5
Other income	50.6	43.7	15.7	147.1	132.5	11.0
Operating revenues	1,522.1	1,402.2	8.6	4,446.8	3,976.4	11.8
Loss and loss adjustment expenses	835.9	794.8	5.2	2,406.7	2,205.7	9.1
Underwriting, acquisition, and other expenses	462.2	395.2	17.0	1,270.0	1,103.5	15.1
Interest and other expenses	16.1	14.7	9.3	48.3	46.7	3.3
Operating expenses	1,314.4	1,204.9	9.1	3,725.0	3,356.1	11.0
Segment pretax operating income	$207.7	$197.3	5.3%	$721.7	$620.3	16.3%

Loss ratio:
Current year	66.9%	66.9%		65.8%	66.4%
Prior years	(3.4)	(1.7)		(3.2)	(2.3)
Total	63.5	65.2		62.6	64.1
Expense ratio	31.3	28.8		29.2	28.2
Combined ratio	94.8%	94.0%		91.8%	92.3%

Specialty Insurance net premiums earned increased 8.1% for the quarter and 11.8% for the first nine months, driven by a combination of premium rate increases, high renewal retention ratios, and new business production, including an increasing contribution from new insurance underwriting subsidiaries. Premium growth was most pronounced within commercial auto, general liability, and property. Canadian premiums (travel accident and trucking) declined in the quarter, largely due to economic conditions. Commercial auto and general liability continued to achieve rate increases.

The net investment income increase for both periods was driven by higher investment yields earned, along with contributions from a higher invested asset base.

Other income increased, primarily due to growth in claim TPA operations.

Overall, the 2025 loss ratios for Specialty Insurance improved primarily from higher levels of favorable prior year loss reserve development. Favorable development in the quarter came predominately from workers' compensation and to a lesser extent, general liability, commercial auto, and property. The current year loss ratio for the quarter was flat. The expense ratio was elevated but within expectations given the start-up costs of new underwriting subsidiaries and investments in information technology.

Together, these factors produced a profitable combined ratio and strong pretax operating income for the quarter and first nine months. For Specialty Insurance, combined ratios between 90% and 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range, particularly with long-tailed lines of coverage claim payment patterns.

Old Republic International Corporation

Title Insurance Segment Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net premiums and fees earned	$767.0	$708.5	8.3%	$2,070.0	$1,917.4	8.0%
Net investment income	17.6	15.9	10.7	51.7	47.1	9.7
Other income	0.1	—	N/M	0.4	0.5	(4.0)
Operating revenues	784.8	724.5	8.3	2,122.2	1,965.1	8.0
Loss and loss adjustment expenses	20.3	19.6	4.0	56.7	47.0	20.7
Underwriting, acquisition, and other expenses	719.0	665.1	8.1	1,991.1	1,830.2	8.8
Interest and other expenses (income)	(0.2)	(0.4)	37.2	(0.1)	(0.9)	86.9
Operating expenses	739.1	684.2	8.0	2,047.8	1,876.4	9.1
Segment pretax operating income	$45.7	$40.2	13.7%	$74.4	$88.6	(16.1)%

Loss ratio:
Current year	3.5%	3.5%		3.5%	3.5%
Prior years	(0.8)	(0.7)		(0.8)	(1.0)
Total	2.7	2.8		2.7	2.5
Expense ratio	93.7	93.9		96.2	95.4
Combined ratio	96.4%	96.7%		98.9%	97.9%

Title Insurance net premiums and fees earned increased 8.3% for the quarter and 8.0% for the first nine months. Agency produced premiums grew nearly 11% while directly produced premiums grew more than 8% for the quarter. Commercial premiums represented 26% of net premiums earned compared to 20% in the third quarter of last year. Title, escrow, and other fees declined 11% as a result of the previously announced sale of certain technology platforms.

Net investment income increased, reflecting higher investment yields earned on a slightly lower invested asset base.

The Title Insurance loss ratios were relatively flat for both periods, and reflect consistent levels of favorable prior year loss reserve development. The third quarter and first nine months of 2025 expense ratios reflect higher agent commissions, consistent with the higher level of agency business compared to the direct operation. In addition, the expense ratio for the first nine months of 2025 includes approximately $15 (0.7 points) in litigation settlement expenses.

Together, these factors produced higher pretax operating income for the quarter and lower pretax operating income for the first nine months. For Title Insurance, combined ratios between 90% to 95% are targeted over a full underwriting cycle, recognizing that quarterly and annual ratios and trends may deviate from this range.

Old Republic International Corporation

Corporate & Other Operating Results

	Quarters Ended September 30,			Nine Months Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Net premiums earned	$2.3	$2.1	8.8%	$6.9	$12.0	(42.5)%
Net investment income (a)	10.3	15.2	(32.3)	18.5	51.6	(64.1)
Operating revenues	12.5	17.3	(27.6)	25.4	63.6	(60.0)
Operating expenses	17.8	25.6	(30.4)	53.1	57.8	(8.2)%
Corporate & Other pretax operating income (loss)	$(5.2)	$(8.3)	36.4%	$(27.6)	$5.7	N/M
(a) Net of elimination entries.

Corporate & Other includes a small life and accident insurance business, the RFIG Run-off business through the date of its sale of May 31, 2024, the parent holding company, and several internal corporate services subsidiaries. Corporate & Other tends to produce highly variable results stemming from volatility inherent in the lack of scale. Net investment income for both 2025 periods was significantly impacted by a lower invested asset base due to the return of capital to shareholders, including the January 2025 special cash dividend payment, and the sale of the RFIG Run-off business. Operating expenses for both 2024 periods reflect additional interest costs associated with debt issued on March 31, 2024 to refinance the $400 of senior notes which matured in October 2024.

Consolidated Balance Sheets

	September 30,	December 31,
	2025	2024
Assets:
Fixed income securities (at fair value)	$12,562.7	$12,091.5
Equity securities (at fair value)	2,710.0	2,540.7
Short-term investments (at fair value which approximates cost)	1,452.5	1,403.7
Other investments	27.8	42.8
Cash	242.5	201.9
Accrued investment income	126.4	127.9
Accounts and notes receivable	2,962.5	2,471.6
Federal income tax recoverable: Current	22.6	13.8
Reinsurance balances and funds held	388.2	423.1
Reinsurance recoverable	8,080.1	6,914.1
Deferred policy acquisition costs	611.6	531.3
Other assets	1,064.6	1,080.2
Total assets	$30,252.0	$27,843.1

Liabilities and Equity:
Loss and loss adjustment expense reserves	$14,815.2	$13,727.7
Unearned premiums	4,153.4	3,505.4
Other policyholders' benefits and funds held	181.6	174.0
Commissions, expenses, fees, and taxes	552.3	547.5
Reinsurance balances and funds held	1,704.7	1,409.8
Federal income tax: Deferred	226.4	129.1
Debt	1,589.6	1,588.7
Other liabilities	589.3	1,141.6
Total liabilities	23,812.7	22,224.1
Total shareholders' equity	6,422.8	5,618.9
Noncontrolling interests	16.3	—
Total equity	6,439.2	5,618.9
Total liabilities and equity	$30,252.0	$27,843.1

Old Republic International Corporation

Investments

As of September 30, 2025, the consolidated investment portfolio reflected an allocation of approximately 84% to fixed income securities (bonds and notes) and short-term investments, and 16% to equity securities (common and preferred stocks). The investment management process remains focused on retaining quality investments that produce consistent streams of investment income, while monitoring concentration limits among the insurance underwriting subsidiaries. The fixed income portfolio continues to be the anchor for the insurance underwriting subsidiaries' obligations. The maturities of the fixed income securities are generally matched to the expected liabilities for claim payment obligations to policyholders and their beneficiaries. The equity portfolio consists of high-quality common stocks of U.S. companies with long-term records of reasonable earnings growth and steadily increasing dividends.

Old Republic’s investment portfolio is focused on ensuring solid funding of the insurance underwriting subsidiaries' obligations to policyholders and their beneficiaries, as well as the long-term stability of the subsidiaries’ capital base. For these reasons, the investment portfolio has extremely limited exposure to high risk or illiquid asset classes such as limited partnerships, derivatives, hedge funds or private equity investments. In addition, the Company does not engage in hedging or securities lending transactions, nor does it invest in securities with values predicated on non-regulated financial instruments with unfunded counter-party risk attributes. Old Republic performs regular stress tests of the investment portfolio to gain reasonable assurance that periodic downdrafts in market prices do not undermine the Company's financial strength.

Shareholders' Equity Per Share

Changes in shareholders' equity per share are reflected in the following table. These changes resulted mostly from net operating income, realized and unrealized investment gains (losses), and dividends to shareholders declared during the year.

	Quarter			Year
	Ended			Ended
	Sep. 30,	Nine Months Ended Sep. 30,		Dec. 31,
	2025	2025	2024	2024
Beginning balance	$25.14	$22.84	$23.31	$23.31
Changes in shareholders' equity:
Net income excluding net investment gains (losses)	0.80	2.48	2.18	3.09
Net of tax realized investment gains (losses)	(0.02)	0.09	0.34	0.27
Net of tax unrealized investment gains (losses):
Fixed income securities	0.26	1.01	0.93	0.12
Equity securities	0.36	0.41	0.34	(0.06)
Total net of tax realized and unrealized investment gains	0.60	1.51	1.61	0.33
Cash dividends declared	(0.290)	(0.870)	(0.795)	(3.060)
Other - net	(0.06)	0.23	(0.59)	(0.83)
Net change	1.05	3.35	2.40	(0.47)
Ending balance	$26.19	$26.19	$25.71	$22.84
Change for the period	4.2%	14.7%	10.3%	(2.0)%
Change for the period, inclusive of cash dividends declared	5.3%	18.5%	13.7%	11.1%

Total capital returned to shareholders during the quarter was $115, comprised of $71 in dividends and $44 in share repurchases. For the first nine months, total capital returned was $281, comprised of $212 in dividends and $69 in share repurchases.

Old Republic International Corporation

Financial Supplement

A financial supplement to this news release is available on the Company's website: www.oldrepublic.com

Conference Call Information

Old Republic has scheduled a conference call at 3:00 p.m. ET (2:00 p.m. CT) today to discuss its third quarter 2025 performance and to review major operating trends and business developments. The call can be accessed live on Old Republic's website at www.oldrepublic.com or by dialing 1-888-510-2411, passcode 4060501. Interested parties may also listen to a replay of the call through October 30, 2025 by dialing 1-800-770-2030, passcode 4060501, or by accessing it on Old Republic's website.

About Old Republic

Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies are experts in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com.

Forward-Looking Statements

Some of the oral or written statements made in the Company's reports, press releases, and conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally include words such as "expect," "predict," "estimate," "will," "should," "anticipate," "believe," and similar expressions. Any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company's future performance.

Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.

Old Republic's Specialty Insurance segment results can be affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors; general economic considerations, including the levels of investment yields, inflation rates, and the impacts of tariffs; periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, and work-related injuries; claims development and the impact on loss reserves; adequacy and availability of reinsurance; uncertainties in underwriting and pricing risks; and unanticipated external events. Old Republic's Title Insurance segment results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, and employment trends. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, changes in mortality and health trends, and alterations in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income, the levels of investments held, and period-to-period variations in the costs of administering the Company's widespread operations. In addition, results could be particularly affected by technology and security breaches or failures, including cybersecurity incidents.

A more detailed listing and discussion of the risks and other factors which affect the Company's risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company's 2024 Form 10-K, and the various risks, uncertainties, and other factors that are included from time to time in other Securities and Exchange Commission filings.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

At Old Republic:	At Financial Relations Board:

Craig R. Smiddy, President and CEO	Analysts/Investors: Joe Calabrese/jcalabrese@mww.com